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[GRAPHIC OMITTED]  IMPAX
                   LABORATORIES, INC.



COMPANY CONTACTS:                       INVESTOR RELATIONS CONTACTS:
IMPAX Laboratories, Inc.                Lippert/Heilshorn & Associates, Inc.
------------------------                ------------------------------------
Barry R. Edwards, CEO                   Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 933-0323 Ext. 4360                (212) 838-3777
Larry Hsu, Ph.D., President             Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111                (310) 691-7100
www.impaxlabs.com                       www.lhai.com
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       IMPAX PROVIDES UPDATES ON PROGRESS TO FILE 10-K AND RELATED MATTERS

HAYWARD, CALIF. (MAY 4, 2005) - IMPAX LABORATORIES, INC. (NASDAQ NM: IPXLE) today reported steps taken to complete its financial closing and file its Annual Report on Form 10-K for the year ended December 31, 2004. The Company, in consultation with its auditor, decided to approach the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") to discuss the Company's accounting for its transactions under its Strategic Alliance Agreement with a subsidiary of Teva Pharmaceutical Industries Ltd. ("Teva") prior to filing its 2004 Annual Report on Form 10-K. The Company is presently preparing its submission.

As previously announced, the Company and Teva have agreed to the net sales and margin allocable to Impax for 2004 and have also agreed not to make any further adjustments to such agreed amounts. The Company refers to this agreement as the 2004 Close-Out Letter. Additionally, the Company and Teva have entered into an amendment to the Strategic Alliance Agreement whereby, effective January 1, 2005, certain sales deductions that were previously required to be estimated have been replaced by fixed percentages thereby simplifying the accounting under the agreement. Both the 2004 Close-Out Letter and the amendment were completed in March 2005.

Until the Company completes and files its 2004 Annual Report on Form 10-K, it will not be able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

In related matters, also previously reported, on April 5, 2005, Impax received a Nasdaq Staff determination letter indicating that Impax failed to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) because Impax failed to file its 2004 Annual Report on Form 10-K with Nasdaq and, therefore, Impax's common stock is subject to delisting from The Nasdaq Stock Market. A hearing has been scheduled before a Nasdaq Listing Qualifications Panel on May 19, 2005 to review the Staff's determination, although there can be no assurance that the Panel will grant Impax's request for continued listing pending its filing of its Annual Report. In the event that Impax's common stock is delisted from Nasdaq and is not otherwise approved for trading on any United States national securities exchange, it will constitute a "designated event" under the Indenture governing the Company's $95 million principal amount of 1.250% Convertible Senior Subordinated Debentures due 2024 (the "Debentures"), giving each Debenture holder the option to require the Company to redeem the holder's Debentures at 100% of their principal amount, together with accrued and unpaid interest.


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In addition, Impax received a notice, dated April 22, 2005, from a holder of more than 25% aggregate principal amount of the Debentures stating that the Company failed to file its Annual Report on Form 10-K for the year ended December 31, 2004 with the SEC as required by the governing Indenture and requiring that the Company remedy such default forthwith. Under the Indenture, if the Company fails to file the Annual Report within 60 days after the date of the notice, it will constitute an "event of default" under the Indenture and thereafter either the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding, by notice to the Company, may declare the principal of and premium, if any, on all the Debentures then outstanding and the interest accrued thereon to be due and payable immediately.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from Impax's delay in filing its 2004 Form 10-K including possible delisting from the NASDAQ National Market, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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